Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
As independent registered public accountants, we consent to the incorporation by reference of our report dated June 29, 2010 relating to the financial statements and supplemental schedule of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, as of December 31, 2009 and 2008 and for the year ended December 31, 2009 included in this Form 11-K, into the previously filed Registration Statements on Form S-8 (No.’s 333-31107 and 333-166124) of Independent Bank Corp.
/s/ Caturano and Company, P.C.
Boston Massachusetts
June 29, 2010